Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED UNDER

RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

***** INDICATES OMITTED MATERIAL THAT IS

THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

EXECUTION COPY

SUPPLY AGREEMENT (SULPHURIC ACID)

SUPPLY AGREEMENT, dated as of August 13, 2004 (this “Agreement”), between Rhodia Inc., a corporation organized under the laws of the State of Delaware (“Rhodia U.S.”) and Innophos, Inc. (f/k/a Phosphates Acquisition, Inc.), a corporation organized under the laws of Delaware (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Rhodia U.S., Rhodia Canada Inc., Rhodia de Mexico S.A. de C.V, Rhodia Overseas Ltd, Rhodia Consumer Specialties Limited, the Purchaser and Phosphates Acquisition, Inc. have entered into an Agreement of Purchase and Sale, dated as of June 10, 2004 (the “Purchase Agreement”; all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement), pursuant to which the Sellers agreed to sell to the Purchaser and the Purchaser agreed to purchase from the Sellers, the Transferred Assets relating to the U.S. Business, the Canadian Business and the Mission Hills Business and the Transferred Shares with respect to the Coatza Business of the Sellers, all as more particularly set forth in the Purchase Agreement;

WHEREAS, Rhodia U.S., PCS Sales (USA), Inc., a corporation organized under the laws of the State of Delaware (“PCS”), and PCS Nitrogen Fertilizer, L.P., a Delaware limited partnership (“PCSN”) have entered into an Amended and Restated Acid Purchase Agreement, dated as of March 23, 2000 (as in effect on the date hereof) (the “PCS Agreement”),pursuant to which PCS agreed to sell to Rhodia U.S. and Rhodia U.S. agreed to purchase from PCS certain quantities of P2O5 and Rhodia U.S. agreed to sell to PCS and PCS agreed to purchase from Rhodia U.S. a portion of the sulphuric acid required to produce phosphoric acid at the phosphoric acid production facility of PCSN located at Geismar, Louisiana (the “Geismar Plant”);

WHEREAS, the PCS Agreement was assigned to the Purchaser as part of the Transferred Assets and the Purchase Agreement contemplates that Rhodia U.S. and the Purchaser shall enter into a supply agreement relating to the supply of sulphuric acid by Rhodia U.S. to the Purchaser for resupply by the Purchaser in accordance with the obligations of the Purchaser under Section 7 of the PCS Agreement; and

WHEREAS, Rhodia U.S. is willing to supply such sulphuric acid to the Purchaser on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and intending to be legally bound hereby, Rhodia U.S. and the Purchaser hereby agree as follows:

1. Sale and Purchase of Sulphuric Acid.

(a) Sale and Specification. Rhodia U.S. shall sell and deliver to the Purchaser and the Purchaser shall purchase and take from Rhodia U.S. at the Geismar Site sulphuric acid meeting the specifications set forth in Exhibit H of the PCS Agreement (a copy of which is attached hereto). Sulfuric acid furnished by Rhodia U.S. shall be delivered by barge, ship or, in the event access cannot be provided to Rhodia U.S. in accordance with the next sentence, tank truck to Purchaser FOB the Geismar Plant. Rhodia U.S. may make shipments by any other practicable means acceptable to Purchaser. In the case of bulk carload, tank car, tank truck or barge shipments, Rhodia U.S.’ weight shall govern unless proven to be in error. The Purchaser shall use reasonable efforts to make arrangements for Rhodia U.S. to have access to the dock at the Geismar Site or such other alternative arrangements as may be necessary to deliver the sulphuric acid to the Purchaser.

(b) Quantity.

(i) In each calendar year hereunder the Purchaser shall purchase and Rhodia U.S. shall supply the amount of sulphuric acid that PCSN shall be required to purchase and the Purchaser shall be required to supply in accordance with Section 7.2(a) of the PCS Agreement. Rhodia U.S. shall cooperate with PCSN and the Purchaser in establishing monthly shipping and delivery schedules with reasonably equivalent monthly quantities, consistent with past practice. The Purchaser shall provide Rhodia U.S. with the written notice received by the Purchaser in accordance with Section 7.2(a) of the PCS Agreement promptly after the Purchaser receives such written notice from PCSN (but not later than five (5) days after receipt thereof). The quantity of sulphuric acid that Rhodia U.S. supplies to the Purchaser cannot exceed [*****] of the amount of Sulphuric acid required by PCSN for the production of Green Acid (as defined in the PCS Agreement) to be delivered to the Purchaser in the next succeeding calendar year, pursuant to the PCS Agreement, nor be less than [*****] of such amount. In the event that PCSN requires from the Purchaser in any calendar year during the term of the PCS Agreement less than [*****] of the amount of sulphuric acid required by it for the production of Green Acid (as defined in the PCS Agreement) to be delivered to the Purchaser in such year (down to Rhodia U.S.’s [*****] minimum supply level), the Purchaser shall pay Rhodia [*****] ton of sulphuric acid short of the [*****] level as liquidated damages and not as a penalty; provided, that: (A) [*****]; (B) the Purchaser shall take all actions, as directed by Rhodia U.S., to obtain reimbursement from PCSN; (C) Rhodia U.S. shall reimburse the Purchaser for all out of pocket costs and expenses that are incurred by the Purchaser in connection with the collection of such reimbursement (but only to the extent such costs and expenses are approved by Rhodia U.S. prior to being incurred) and (D) the Purchaser shall in no event waive its rights to such reimbursement.

(ii) In the event that Rhodia U.S. shall fail to provide in any calendar year during the term of this Agreement at least [*****] of the amount of sulphuric acid it is committed to supply to the Purchaser for such year in accordance with Section l (b)(i) hereto (a “Shortfall”) [*****], Rhodia U.S. shall either (A) reimburse the Purchaser [*****], or (B) in the event that the Purchaser supplies such Shortfall through an alternative source, reimburse the Purchaser for the difference between the Purchaser’s direct costs to obtain such alternative supply and the price that the Purchaser would have otherwise paid herein for such Shortfall within five (5) Business Days of receipt of evidence of such costs. [*****], the Purchaser shall reimburse Rhodia U.S. for any financial loss Rhodia U.S. incurs as a result of such [*****] within five (5) Business Days of receipt of evidence of such loss; provided, that: (W) [*****]; (X) the Purchaser shall take all actions, as directed by Rhodia U.S., to obtain reimbursement from PCSN; (Y) Rhodia U.S. shall reimburse the Purchaser for all out of pocket costs and expenses that are incurred by the Purchaser in connection with the collection of such reimbursement (but only to the extent such costs and expenses are approved by Rhodia U.S. prior to being incurred) and (Z) the Purchaser shall in no event waive its rights to such reimbursement from PCSN.

(iii) In the event that the Purchaser in any calendar year during the term of this Agreement accepts less than [*****] of the amount it is committed to take for such year in accordance with Section 1(a) hereof for any reason including without limitation the failure of PCSN to accept less than the amount it is committed to take for such year in accordance with Section 7.2(a) of the PCS Agreement, the Purchaser shall pay Rhodia U.S. [*****] per ton of sulphuric acid short of such percentage to compensate Rhodia U.S. for its costs and expenses in canceling, or arranging alternative outlets for, its sulphuric acid supply, as liquidated damages and not as a penalty; provided, that: (A) [*****]; (B) the Purchaser shall take all actions, as directed by Rhodia U.S., to obtain reimbursement from PCSN and (C) the Purchaser shall in no event waive its rights to such reimbursement. Any amount paid hereunder shall be in addition to any amounts payable under the last sentence of Section 1 (b) (i).

(iv) In no event shall Rhodia U.S. be required to supply a volume of sulphuric acid in excess of the amount required to produce the quantity of Green Acid (as defined in the PCS Agreement) delivered to the Purchaser pursuant to the PCS Agreement.

(c) Price. The price of sulphuric acid supplied to the Purchaser by Rhodia U.S. shall be set forth in Exhibit I of the PCS Agreement (a copy of which is attached hereto).

2. Price Escalation.

(a) [*****]. The price of sulphuric acid sold and purchased under this Agreement shall be adjusted in accordance with adjustments made to sulphuric acid under Section 8.1 of the PCS Agreement.

(b) Record Keeping. The parties shall maintain accounting and budget systems sufficiently detailed to provide a reasonably complete basis for cost determination and allocation by an independent auditor. Where costs include man-hours, the parties shall keep records such as work orders, logs and other time records sufficiently detailed to verify the number of hours worked per person.

(c) Independent Auditor. On an annual basis Rhodia U.S. and the Purchaser may designate a mutually acceptable independent auditor (which auditor shall be the same auditor used under Section 8.3 of the PCS Agreement) who shall have access at all reasonable times to such records and facilities as may be required to verify actual costs, conversion ratios, inventories and similar matters related to this Agreement. Such audit shall be consistent with generally accepted accounting practices. If the results of any audit disclose a material error of omission or commission in the method of calculation of any charge hereunder, such affected calculation or charge shall be subject to retroactive adjustment relating back no further than the previous audit or reconciliation. Rhodia U.S. and the Purchaser shall share equally the cost of such annual audit.

3. Term.

(a) This Agreement shall be in effect from the date hereof (the “Effective Date”)and shall continue in full force and effect until the expiration or termination of the PCS Agreement, including any renewals or extensions thereof explicitly provided for in the PCS Agreement, in accordance with Article 9 of the PCS Agreement. In the event that the Purchaser notifies PCS of its intention to exercise its option to terminate the PCS Agreement in accordance with Section 9.4 thereof, the Purchaser will promptly notify Rhodia U.S. of such action.

(b) This Agreement may be terminated (i) by mutual written consent of the parties or (ii) by Rhodia U.S. upon written notice to the Purchaser upon any assignment, delegation or transfer of the PCS Agreement in any manner whatsoever in accordance with Section 17.1 of the PCS Agreement; provided, that so long as this Agreement is assigned by the Purchaser in compliance with Section 17 hereof then Section 3(b)(ii) shall not apply.

4. Limited Warranty, Limitation of Liability.

(a) Limited Warranty.

(i) Rhodia U.S. represents and warrants to the Purchaser that it has and shall have good and valid title to all sulphuric acid delivered by Rhodia U.S. to the Purchaser pursuant to this Agreement and that such sulphuric acid shall be free and clear of any liens or encumbrances thereon.

(ii) Rhodia U.S. represents and warrants to the Purchaser that all sulphuric acid to be delivered by Rhodia U.S. to the Purchaser pursuant to the terms of this Agreement shall meet the specifications as set forth in Exhibit H.

(iii) Subject to the preceding Sections 4(a)(i) and 4(a)(ii), RHODIA U.S. MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, OR ANY OTHER MATTER WITH RESPECT TO THE SULPHURIC ACID.

(b) Limitation of Liability.

(i) Neither party shall be liable to the other for special, incidental, indirect, punitive or consequential damages (including, but not by limitation, lost profits) in excess of the purchase price of the goods in respect of which such claim is made resulting from immaterial breaches of warranty with respect to the supply of sulphuric acid hereunder, regardless of whether such liability is based upon breach of this Agreement, negligence, breach of warranty or otherwise. For purposes of this Section 4(b )(i), “immaterial breach” shall be defined as a breach of warranty continuing for no more than 120 consecutive hours following receipt of written notice of such breach by the breaching party. The cumulative annual total of up to 360 hours during which any breach of warranty continues after notice shall also be deemed an “immaterial breach” for purposes of this Section 4(b)(i).

(ii) All claims by either party against the other party with respect to the sulphuric acid (whether based in contract, warranty, negligence, strict liability, tort or otherwise) shall be deemed waived unless made in writing and received by the other party within ninety (90) days after delivery of the sulphuric acid in respect to which the claim is made.

5. Excuse of Performance.

(a) Force Majeure. No liability shall result from delay in performance caused by circumstances beyond the control of the party affected, including, but not limited to act of God, fire, flood, war, government action, equipment failure, labor trouble or shortage, inability to obtain adequate material, equipment or transportation. Quantities so affected may be eliminated from the contract at the discretion of the party affected without liability, but the contract shall remain otherwise unaffected.

(b) Efforts to Overcome Force Majeure. Each of Rhodia U.S. and the Purchaser agrees that if such party is prevented by force majeure from performing in whole or in part its undertakings hereunder, it shall diligently use all reasonable efforts to overcome such force majeure and to resume in full performance of all of its obligations hereunder.

(c) Settlement of Strikes and Labor Disturbances. The settlement of strikes or labor disturbances shall be entirely within the discretion of the party having the difficulty, and any requirement that force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or labor disturbances by acceding to the demands of the opposing party or parties when such course is inadvisable in the discretion of the party having the difficulty.

(d) Notice of Force Majeure. In the event that Rhodia U.S. or the Purchaser shall be rendered unable, wholly or in part, by force majeure, to carry out its obligations, other than to make payments, notice and full particulars of such force majeure shall be given to the other party as promptly as practicable after the occurrence of such force majeure and provided such notice is given as aforesaid, the obligations hereunder of the party giving such notice, so far but only so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such party shall remedy such inability with all reasonable dispatch.

6. Indemnification.

(a) Rhodia U.S. Rhodia U.S. shall hold harmless and indemnify the Purchaser for all damages, claims or actions, including injury to or death of persons or damage to property, caused by or resulting from Rhodia U.S.’s handling or possession of sulphuric acid pursuant to this Agreement.

(b) The Purchaser. The Purchaser shall hold harmless and indemnify Rhodia U.S. for all damages, claims or actions, including injury to or death of persons or damage to property, caused by or resulting from the Purchaser’s handling or possession of sulphuric acid pursuant to this Agreement or brought by PCS or PCSN, except to the extent Rhodia U.S. has indemnity obligations pursuant to Section 6(a) hereto.

(c) Employees. Employees or representatives of either party, who are present under any provision of this Agreement on the properties of the other party, shall be so present at the risk of the employer of such persons, and such employer agrees to fully protect and indemnify the other party against any liability to such employees or representatives, except in those instances where the liability arises solely from the negligence or willful misconduct of such other party. Further, each party agrees to save harmless and indemnify the other against claims for injuries or damages to persons or property occurring on the indemnified party’s property and caused or alleged to have been caused by employees of the other party while such employees were present on the indemnified party’s property.

7. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

(a)	if to Rhodia U.S.:

Rhodia Inc.

26 Quai Alphonse Le Gallo

92512 - Boulogne Billancourt Cedex

France

Telecopy: + 33.1.55.38.40.00

Attention: General Counsel

with a copy to:

Rhodia Inc.

259 Prospect Plains Road

Cranbury, NJ 08512

Telecopy: 609-860-0297

Attention: General Counsel

with a copy to:

Shearman & Sterling LLP

114, avenue des Champs-Elysees

75008 - Paris

France

Telecopy: + 33.1.53.89.70.70

Attention: Hubertus V. Sulkowski, Esq.

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Telecopy: 212-848-7179

Attention: Peter J. Rooney, Esq.

(b)	if to the Purchaser:

Innophos, Inc.

259 Prospect Plains Road

Cranbury, New Jersey 08512

Telecopy: 609-860-0350

Attention: Randy Gress

with a copy to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022

Telecopy: 212-446-4900

Attention: Eunu Chun, Esq.

8. Hazardous Nature of Materials. Each party knows and understands that sulphuric acid is or may have been in contact with certain materials that are toxic, corrosive, dangerous or hazardous. Each party, as applicable, agrees to advise and inform its employees, agents and representatives, and any independent contractor employed by such party and any immediate purchaser of the sulphuric acid of the nature of the sulphuric acid, the hazards associated with the sulphuric acid, any recommended handling precautions and all appropriate measures to insure the safety and well-being of persons, property and the environment prior to commencement of work involving the sulphuric acid or the purchase thereof. Each party, as applicable, shall promptly inform the other in writing of any health, safety or environmental hazard relating to the sulphuric acid that becomes known to such party subsequent to the execution of this Agreement.

9. Compliance With Laws. Each party shall comply with all the Laws, ordinances, regulations, rules, orders, and actions, whether federal, state, or local, which may now or hereafter be applicable to its performance under this Agreement.

10. Environment. Each party, as applicable, shall use all reasonable efforts to prevent hazards to health and the environment in the generation, handling, possession, transportation, processing, use, resale and/or disposition of sulphuric acid in accordance with this Agreement.

11. Independent Contractor. Rhodia U.S. shall act as an independent contractor and not as the agent of the Purchaser in supplying the sulphuric acid, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign. No employee of Rhodia U.S. shall be considered an employee of the Purchaser or any of its Affiliates.

12. Employees. Neither party shall have the right to exercise any control over the other’s employees, all of whom are entirely under the control and the direction of the party employing the same who shall be responsible for their actions and omissions.

13. Commissions or Fees. Neither party shall pay any commissions or fees or grant any rebates to any employees, officers, or authorized representatives of the other party.

14. Calculations. All calculations, payments, and statements of payments due under this Agreement shall be accompanied by supporting documentation, if requested. The party preparing such calculations and statements shall maintain sufficient records kept in accordance with generally accepted accounting principles, to verify such calculations and statements.

15. Public Announcements. No party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, any party may make an announcement concerning the supply of sulphuric acid without prior notification to the other parties if required by (i) the Laws of any relevant jurisdiction, (ii) any existing contractual obligations, or (iii) any Governmental Authority to which either party is subject or submits, wherever situated, whether or not the requirement has the force of Law; provided, however, that in the case of clause (i), (ii) or (iii), the relevant party shall take such steps as may be reasonable and practicable under the relevant circumstances to agree on the contents of such announcement with the other parties before making such an announcement.

16. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Assignment. Neither party may assign, delegate or transfer this Agreement or any of its respective rights or obligations hereunder in any manner whatsoever, by operation of Law or otherwise (including, without limitation, by merger, contribution, spin-off or otherwise), without the prior written consent of the other party, which consent may be granted or withheld in the sole discretion of such party, and any attempted assignment thereof shall be void provided, that the Purchaser and Rhodia U.S. may assign or transfer this Agreement to its Affiliates, to its financing sources (for collateral purposes) and, only in the case of Purchaser, to any subsequent purchaser of the Business (as defined in the Purchase Agreement) or any portion thereof; provided, however, no assignment shall relieve any party of its obligations hereunder, either in whole or in part, in any manner.

18. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and, except as expressly permitted herein, nothing herein is intended to or shall confer upon any other Person, any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

19. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.

20. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Rhodia U.S. and the Purchaser or (b) by a waiver in accordance with Section 17 hereof. The PCS Agreement may not be amended without the prior written consent of Rhodia U.S.

21. Extension; Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

22. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

23. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

24. No Additional Rights. Except as expressly provided in this Agreement, the Purchase Agreement and the Ancillary Agreements, the parties agree that this Agreement shall not grant to the Purchaser any additional rights to Rhodia U.S., proprietary information, technology or know-how.

25. Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, to the extent permitted by applicable Laws, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law.

26. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

27. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE,

AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.

28. References to PCS Agreement. Any reference to the PCS Agreement and Exhibits thereto contained herein shall be to the PCS Agreement and Exhibits thereto as of the date hereof, a copy of which is attached hereto as Exhibit A.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RHODIA INC.

BY:	/S/ JACQUES LEHRE
Jacques Lehre, Authorized Signatory

INNOPHOS, INC.

BY:	/S/ MARK FEUERBACH
Mark Feuerbach, CFO